EXHIBIT 5

                                 April 30, 1999

Board of Directors
Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, Michigan 48302-0953

    Re:      Registration Statement on Form S-8
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             Flagstar Bank 401(k) Plan; Flagstar Bancorp, Inc.
             1997 Employees and Directors Stock Option Plan

Dear Board Members:

     We have acted as special counsel to Flagstar Bancorp, Inc. (the "Company") and Flagstar Bank, in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the Flagstar Bank 401(k) Plan (the "401kPlan") and the sale to plan participants of 625,000 shares of common stock, $.01 per share (the "Common Stock") of the Company, as well as to 672,500 shares of Common Stock of the Company which may be issued pursuant to a 1999 amendment to the Flagstar Bancorp, Inc. 1997 Employees and Directors Stock Option Plan (the "Option Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the 401k Plan and the Option Plan will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectuses which are part of the Registration Statement.

                                     Very truly yours,


                                     /s/ KUTAK ROCK